Exhibit 24.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of San Diego Gas & Electric Company on Form S-3 of our reports dated February 27, 1995 (which reports contain an emphasis paragraph referring to the Company's consideration of alternative strategies for its 80 percent owned subsidiary, Wahlco Environmental Systems, Inc.) appearing in and incorporated by reference in the Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





DELOITTE & TOUCHE LLP

San Diego, California
May 30, 1995